[WHITECOAT LOGO]

908 Pennsylvania Ave. SE, Suite B1

Washington, DC 20003

202 547-2880

AGENCY AGREEMENT

This Agreement is made this 6th day of July, 2009, between WHITECOAT LLC, a Washington, DC company ("Agency") with offices at 908 Pennsylvania Ave. SE, Washington, DC and Immunotech Labs with offices in 116 W. Stocker Street, Glendale, California (“Client").  The parties agree as follows:

1.   Agency shall study Client's products, markets, policies and objectives, and communicate opportunities for public relations or publicity programs to Client.  At Client's request, Agency shall plan, develop and execute public relations and publicity plans and programs and before the release of any materials, Agency shall submit materials to Client for prior approval.

2. (a) Agency and Client agree to a “retainer” based on the following breakdown:

Upon signing of the contract Agency will have the option of acquiring thirty three thousand (33,000) rule 144 restricted shares at fifty (50) cents a share.

After three (3) months from signing the contract Agency will have the option of acquiring thirty three thousand rule 144 restricted shares (33,000) at fifty (50) cents a share.

After three (6) months from signing the contract Agency will have the option of acquiring thirty four thousand rule 144 restricted shares (34,000) at fifty (50) cents a share.

The options and option price will be fully vested in consideration for work provided as described in this section. Work includes counseling on the message strategy that will most likely result in media coverage, media outreach, press release writing, alliance building with key stakeholders who can advocate on behalf of Client, and other traditional PR activities.

(b) This agreement is subject to review after 12 months, and may be revised in accordance with both Agency's profit objective and Client's program requirements upon mutual agreement of the parties.

(c) Large, specific projects like create a brochure or development of a new Website require a “work order.”  The work order protects both parties by agreeing to specific costs in advance, and require signatures from Agency and Client.  Unless otherwise noted on a Client signed work order,” monthly invoices for work completed will be rendered within 5 days of the last day of each month and will be due and payable on receipt, and no more than 30 days from when they were received by Client. All approved work orders will be paid in cash or an agreed upon financial transfer, Section (2d and 3) of this agreement will be paid accordingly as well.

(d) Postage, express mail and other charges in the shipping of copy, orders, prints and other materials to the Client, faxes to the Client, on-line and telephone charges to the Client, traveling to or on behalf of the Client, Web site and video production, and duplicating for Client, will be billed at net cost to Client.  Client may be billed directly by Agency vendors for approved expenses greater than US$1,000.  This payment arrangement, and prompt payment of Agency invoices (within 30 days), alleviates any Agency need to “mark-up” out of pocket expenses.

3.   Client reserves the right to cancel or reject the plans or schedules after they have been approved by the client, but, in that event, agrees to reimburse Agency for reasonable expenses incurred in the preparation of the cancelled project.  Client indemnifies and holds Agency harmless for all costs and expenses related to cancelled projects that have been previously approved by Client.

4.   Any invoice that remains unpaid for a period of 30 days from the date Client receives Agency's invoice shall be subject to an interest charge of 1.5 % per month until the invoice is paid in full.  The interest rate shall continue to accrue on the unpaid balance following any judgment that may be entered in favor of Agency.

5. Client shall pay agency per section 2 of this agreement. If at any time this contract is terminated by either party, the remaining funds not already expended by the Agency at the time of notification of cancellation by the Client shall be returned to Client.

6.   (a)  Client shall indemnify, defend and hold harmless Agency from any damages, claims, costs and expenses (including attorney's fees) asserted against Agency arising from Client's breach of this Agreement or from any advertising, public relations or promotional materials, or commercial data or materials, furnished to Agency by Client or from the negligent or willful acts of Client.  This indemnification shall extend to all claims including the claims resulting from the use or consumption of Client's products in market testing or in general public usage.  Notwithstanding the foregoing, Agency reserves the right to participate in the defense of any claim with its own counsel, at Agency's sole cost and expense.  This indemnification shall not cover punitive, consequential or incidental damages, including, without limitation, loss of profits other than loss of profits relating to this Agreement.

(b) Agency shall indemnify, defend and hold harmless Client from any damages, claims, costs and expenses (including attorneys' fees) asserted against Client arising from Agency's breach of this Agreement or from any advertising, public relations or promotional materials, or commercial data or materials, furnished to Client by to Agency or from the negligent or willful acts of Agency.  Notwithstanding the foregoing, Client reserves the right to participate in the defense of any claim with its own counsel, and at Client's sole cost and expense.  This indemnification shall not cover punitive, consequential or incidental damages, including, without limitation, loss of profits other than loss of profits relating to this Agreement.

7.   This Agreement shall continue until terminated by either party upon sixty (60) days' prior written notice, and during that sixty day period, the rights, duties and responsibilities of Agency, and the obligations of Client, shall continue in full force and effect except that upon a breach of this Agreement, the other party may terminate immediately upon written notice to the breaching party.  Upon termination, Client agrees to compensate Agency for work performed and expenses incurred prior to the date of termination.

8.   This Agreement shall be construed in accordance with the laws of the District of Columbia, U.S., without regard to the law of conflicts of law and without regard to any rule of interpretation relating to which party drafted this Agreement.

9.   All disputes arising out of or relating to this Agreement shall be decided by arbitration in Washington, DC, in accordance with the Rules of the American Arbitration Association then obtaining unless the parties mutually agree otherwise.  This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.  The award rendered by the arbitrator shall be final and judgment may be entered in accordance with applicable law in any court having jurisdiction.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.  The demand for arbitration shall be made within two (2) years after the dispute in question has arisen.  If any action is necessary to enforce any of the terms of this Agreement, the prevailing party shall be entitled to receive from the other party all costs and fees, including reasonable attorneys' fees, and interest at the rate set forth in this Agreement.

10. This Agreement constitutes the entire understanding between the parties superseding all previous agreements, representations and warranties regarding the subject matter, whether oral or written, and this Agreement can only be amended in writing signed by both parties.  No statement was made by any party to induce the other party to enter into this Agreement, which is not set forth in this Agreement.

11. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one agreement.  A facsimile copy of a signature on this Agreement may serve as an original.

12. The parties agree to use their best efforts, and act in good faith, in performance of their obligations under this Agreement, and to take any and all steps as are necessary to fulfill their obligations under this Agreement.

13. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable or invalid, the provision shall be modified to the extent necessary to make it valid and enforceable and to the extent of any remaining unenforceability or invalidity shall have no effect on the remaining provisions of this Agreement.

CLIENT:                                                                                  AGENCY:

By:                   ___________                                                  By: ________________________

Ara Ghanime                                                                            David H. Sheon

Immunotech Laboratories, Inc.                                                 WHITECOAT Strategies, LLC

July 6, 2009                                                                             July 6, 2009

By:                   ___________

Harry Zhabilov

Immunotech Laboratories, Inc.

July 6, 2009